Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-4) pertaining to the Qorvo, Inc. 2023 Offer to Exchange of our reports dated May 19, 2023, with respect to the consolidated financial statements of Qorvo, Inc. and the effectiveness of internal control over financial reporting of Qorvo, Inc. included in its Annual Report (Form 10-K) for the year ended April 1, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

September 13, 2023